Translation from German into English:

Loan Agreement

for Euro 31,000,000.00

entered into by between

Hein Gericke Deutschland GmbH

Düsseldorf

hereinafter “HGD”

and

POLO EXPRESSVERSAND

Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. KG

Düsseldorf

hereinafter “Polo”

and

Stadtsparkasse Düsseldorf

Düsseldorf

hereinafter “SSK”

and

HSBC Trinkaus & Burkhardt KGaA

Düsseldorf

hereinafter “HSBC”

dated April 21, 2004

Table of contents

§ 1                Definitions
§ 2                Loan
§ 3                Purpose of Loan
§ 4                Disbursement Conditions
§ 5                Drawdown and Disbursement
§ 6                Interest
§ 7                Maturity and Amortization
§ 8                Default
§ 9                Cost Increase
§ 10               Crediting of Payments
§11               Security Interests
§12               Compensation for Deductions
§ 13               Representations and Warranties
§ 14               Requirements
§ 15               Key Financial Data
§ 16               Termination
§ 17               The Agent and the Lenders
§ 18               Payments through the Agent
§ 19               Administration of Security Interests
§ 20               Commissions and Fees
§ 21               Assignment and Assumption of Contract
§ 22               Notices
§23               Confirmation According to § 8 Money Laundering Act
§24               Final Provisions

Section 1

Definitions

Unless provided otherwise in this Agreement, the terms shown in the left column of the following table shall have the meaning set forth in the right column of the table:

"Agent"	means SSK in its capacity as agent of the Lenders.
"Bank Business Day"	means (i) TARGET days for purposes of determining the EURIBOR and for payments denominated in Euro, and otherwise (ii) each day on which financial institutions in Dusseldorf, Germany, are generally open for business.
"Working Capital Loans"	means all loans of any kind disbursed under the Working Capital Credit Lines.
"Working Capital Credit Lines"	means the working capital credit lines provided by SSK and HSBC to HGD in accordance with section 2 (5) hereof.
"Guarantee Decision"	means the draft guarantee commitment of the State of North Rhine-Westphalia, which is attached hereto as Schedule 2.
"NRW Guarantee Guidelines"	means the guarantee guidelines of the State of North Rhine-Westphalia, which are attached hereto as Schedule 3.
"EURIBOR"	means the interest rate per annum for deposits denominated in Euro and with a term corresponding to the applicable interest period as determined by the Agent at or around 11 a.m. Brussels time two Bank Business Days prior to the first day of the applicable interest period, which is reported on page EURIBOR 01 of the Reuters Information Service (or the page replacing the same) for "spot value" (D + 2) based upon the "actual/360 days" calculation method and based upon the quotation determined in accordance with the Euribor-FBE Agreement. If no suitable EURIBOR rate can be calculated in this manner, the applicable EURIBOR shall be determined by the Agent as the arithmetic mean of the interest rates offered by three first-rate banks.
"Fairchild Group"	means The Fairchild Corporation and all of its direct and indirect subsidiaries.
"Group"	means HGD and all consolidated subsidiaries of HGD.
"IFW"	means Intersport Fashions West, Inc., California, U.S.A..
"Purchase Agreements"	means the agreements entered into by HGD and Dr. Biner Bahr, the insolvency administrator, for the purchase of assets of EUROBIKE AG and its subsidiaries in connection with the insolvency proceedings with respect to the assets of EUROBIKE AG and its subsidiaries of October 11, 2003 and October 31 / November 1st, 2003.
"Lenders"	means SSK and HSBC, as well as each financial services provider to which any rights and obligations arising from this Agreement are assigned in accordance with the provisions of section 21 hereof.
"Borrowers"	means HGD and Polo.
"Loan Tranche"	means tranches A, B, and C of this Loan as defined in section 2 (1) hereof.
"Loan Commitment"	means in relation to each Lender and each Loan Tranche the Euro amount shown in Schedule 1 next to the name of the applicable Lender under the applicable Loan Tranche.
"State Guarantee"	means the guarantee(s) provided by the State of North Rhine-Westphalia in accordance with the Guarantee Decision for the payment obligations of the Borrowers under tranches A and B up to a maximum limit of 80% of any default under these tranches.
"Majority Banks"	means Lenders that collectively account for at least 66 2/3 % of the Loan Commitment or, if at least one drawdown is outstanding, that collectively account for at least 66 2/3 % of all outstanding drawdowns.
"Security Agreements"	means the agreements for the creation of security interests as defined in section 11 hereof.
"Security Administrator"	means SSK in its capacity as security administrator of the Lenders.
"TARGET Day"	means any day on which payments denominated in Euro are processed by the Trans-European Automated Real-time Gross Settlement Express Transfer System.
"Drawdown"	means any disbursement of loan funds to a Borrower under this Agreement
"Drawdown Period"	means the period which commences at execution of this Agreement and expires on May 28, 2004.
"Drawdown Notice"	means a notice which shall be substantially in conformity with the sample notice attached hereto as Schedule 4.

Section 2

Loan

(1)

The Lenders shall make a loan available to the Borrowers subject to the terms and conditions stipulated in this Agreement up to the total maximum amount of EUR 31,000,000 (Thirty-one million euros) and in three tranches:

(a)	“Tranche A” in the form of an amortized loan in the amount of EUR 11,000,000 (amount in words: eleven million euros);

(b)	“Tranche B” in the form of an amortized loan in the amount of EUR 14,000,000 (amount in words: fourteen million euros); and

(c)	“Tranche C” in the form of an amortized loan in the amount of EUR 6,000,000 (amount in words: six million euros).

        The total amount of Tranches A, B and C shall hereinafter the referred to as the “Loan Amount.”

(2)

Each time a loan tranche is drawn, each Lender shall make available to the Agent for disbursement to the Borrowers an amount corresponding to his share in the respective loan commitment of such Lender.

(3)

The Lenders are neither joint and several debtors nor joint and several creditors. Unless expressly provided otherwise in this Agreement, each Lender may independently enforce the rights accruing to it under this Agreement without any requirement for cooperation by the other Lenders or the Agent. If a Lender fails to perform its obligations under this Agreement, the Borrowers may exercise their rights only against said Lender without any recourse against any other Lender.

(4)

HGD shall be jointly and severally liable for the performance of all of Polo’s obligations under this Loan Agreement. Polo shall only be liable for the obligations undertaken by itself (in particular payment of capital, interest and fees) and not for costs or damages caused by or exclusively attributable to HGD.

(5)

Pursuant to separate agreements, SSK and HSBC shall each make available to HGD a working capital credit line in the amount of up to EUR 5,000,000 per Lender, the specific terms and conditions of which shall be determined on the basis of bilateral agreements between HGD and SSK, and between HGD and HSBC. The parties agree, however, that the provisions of this Agreement shall have priority in the event of any conflict with provisions of one or both of the aforementioned Working Capital Credit Lines. In particular, SSK and HSBC shall have the right to terminate their respective Working Capital Credit Line for good cause only if there are also grounds for termination of this Agreement.

Section 3

Purpose of Loan

(1)

Tranche A may be utilized only by HGD (in its capacity as Borrower under Tranche A) and shall be used exclusively to satisfy part of HGD’s obligations to pay the purchase price under the Purchase Agreements.

(2)

Tranche B and Tranche C may be utilized only by Polo (in its capacity as Borrower under Tranche B and Tranche C) and shall be used exclusively to repay amounts owed by Polo to HGD. HGD in turn shall apply the amount thus received from Polo to the same purpose as stipulated in subsection (1) above.

(3)	The utilization of Tranches A, B and C is part of the total financing of the acquisition of assets under the Purchase Agreements, which is described in the table attached hereto as Schedule 5.

Section 4

Disbursement Conditions

Amounts may be drawn under this Loan Agreement only if the Agent has confirmed to the Borrowers that the conditions of disbursement stipulated below have been satisfied to the satisfaction of the Agent or if the Lenders have waived said conditions:

(a)

Valid execution of all Security Agreements and satisfaction of all other requirements for the valid creation of the security interests defined in Section 11 (for clarification: including submission of the duly signed undertakings by The Fairchild Corporation, Fairchild Holding Corp., and EURO MLS, Inc., as provided in Section 11 (3) and submission of the State Guarantee as provided in Section 11 (4)).

(b)

Submission of waivers by the insolvency administrator Dr. Biner Bähr and of the banks of the insolvent Eurobike AG with regard to the accessory security interests held by them and a retransfer agreement with regard to the non-accessory security interests held by them, in each case subject to the receipt of an amount of EUR 46.5m on accounts of Dr. Bähr kept with SSK.

(c)	Submission of a copy of the Purchase Agreements.

(d)	Documentation of payment in a total amount of at least EUR 47,000,000 to HGD in the form of equity capital, allocations to reserves, or subordinated shareholder loans by Fairchild Holding Corp.

(e)

Documentation that with respect to all claims arising from loans made to HGD and/or Polo by companies of the Fairchild Group, there are agreements stipulating that such claims are subordinated to the Lenders’ claims under this Agreement and under the Working Capital Loans.

(f)

Documentation that the sale of Hein Gericke (UK) Ltd. from HGD to Banner Investments (UK) Ltd. has been reversed or that Hein Gericke (UK) Ltd. has been reacquired from Banner Investments (UK) in a manner economically equivalent to a reversal of the sale.

(g)	Submission of an overview of the current and future applicable terms and conditions of supply and payment of HGD and Polo’s major suppliers.

(h)	Submission of the current employment and/or service agreements with Dr. Mrosik for a minimum term until April 15, 2006 and with Mr. Klaus Esser for a minimum term until December 31, 2005.

(i)

Since September 30, 2003 there has been no material deterioration of the economic condition of the assets assumed by HGD under the Purchase Agreements, nor has there been any other material event that might make the realization of the project to be financed with funds from this Agreement economically disadvantageous.

(j)

Submission of the single-entity annual financial statements of IFW as of September 30, 2003, and an interim statement of earnings as of March 31, 2004, including a comparison between the budgeted and realized operating results for HGD on a consolidated basis as well as for all companies of the Group.

(k)

Submission of a legal opinion from the Borrowers’ legal counsel (Lovells) addressed to the Lenders that confirms that de facto the Borrowers have no contingent liabilities under the Purchase Agreements resulting from Section 613a of the German Civil Code (BGB).

(l)

Submission of customary legal opinions from the Borrower’s legal counsel (Lovells) addressed to the Lenders that confirm that the security interests to be created according to the laws of foreign jurisdictions as stipulated in Section 11 have been effectively created, and that such security interests are valid [and enforceable under the laws of the applicable foreign jurisdictions].

(m)

Certification by an auditor that on a date no earlier than 10 days before the date of the first drawdown, Polo’s debts to HGD referenced in Section 3 (2) hereof exist with legal effect in the amount of at least EUR 20,000,000 and do not qualify as equity capital-replacing loans within the meaning of Section 32a of the German Limited Liability Corporation Act (GmbHG).

(n)

An amount of at least EUR 5,500,000 is available without limitation in an account maintained by HGD with the Agent, and HGD has given irrevocable instructions to the Agent to transfer a total amount of EUR 46,500,000 to the seller under the Purchase Agreements in full satisfaction of HGD’s obligation to pay the purchase price under the Purchase Agreements.

(o)	Submission of written agreements with suppliers of HGD and Polo and credit insurers concerning the granting and insurance of supplier credits for HGD and Polo amounting at least to EUR 1,200,000.

Section 5

Drawdown and Disbursement

(1)	Tranche A, Tranche B and Tranche C of the Loan must be utilized in a single amount and in a single drawdown, and the disbursement date must be a Bank Business Day within the Drawdown Period.

(2)

The Borrowers shall draw on the Loan Tranches by sending an irrevocable drawdown notice to the Agent. There must be a period of at least three Bank Business Days between receipt of the Drawdown Notice and the disbursement date.

(3)

Drawdowns under Tranche B and Tranche C shall be made available exclusively in the form of transfers to a new account maintained by Polo with the Agent to be directly transferred to a new account maintained by HGD with the Agent for the purpose of partial repayment of Polo’s debts to HGD as defined in Section 3 (2) hereof.

(4)

The drawdown under Tranche A shall be made available by bank transfer (together with the amounts received by HGD in accordance with subsection 3 and an amount of EUR 10,000,000 coming from the Working Capital Loans and an amount of EUR 5,500,000 made available by HGD from its own funds) to accounts maintained with the Agent in the name of the sellers under the Purchase Agreements. HGD shall make the appropriate account information available to the Agent in due time.

(5)	The Lenders shall not be required to disburse loan funds, if on the intended date of disbursement:

(a)	one of the representations or warranties stipulated in Section 13 is or has been determined to be incorrect, or

(b)	one of the special requirements stipulated in Section 14 has been breached; or

(c)	there are grounds for termination as provided in Section 16.

(6)

If after the drawdown notice has been issued, Loan Amounts are not disbursed to the Borrowers or to one of them in whole or in part on the intended disbursement date for reasons other than a culpable violation of the Lenders’ obligations under this Agreement, the Borrowers shall immediately reimburse and indemnify the Lenders for any and all costs and damages incurred as a result thereof. In such case the Lenders are obligated to make every effort reasonably to be expected from them in order to hold the damage low.

Section 6

Interest

(1)	During the term of the Loan, the Borrowers shall pay interest on amounts drawndown and not repaid as follows:

(a)	For drawdowns under Tranche A and Tranche B: at the EURIBOR applicable to the corresponding interest period, plus a margin of 1.0% p.a.; and

(b)	For drawdowns under Tranche C: 6% p.a.

(2)

The first interest period for each loan tranche starts on the date of the corresponding drawdown and ends on June 30, 2004. Each subsequent interest period starts with expiration of the immediately preceding interest period and continues for three months. Notwithstanding the above provisions, each interest period of a drawdown that would otherwise extend beyond the term of the Loan ends on the last day of the term of the Loan.

(3)

If the last day of an interest period is not a Bank Business Day, the interest period is deemed to have expired at the end of the immediately preceding Bank Business Day. If an interest period starts on the last Bank Business Day of a month, or if during the month in which the interest period ends there is no date that numerically corresponds to the date when the interest period started, then the interest period ends on the last Bank Business Day of the month in which the interest period ends.

(4)	Interest shall be calculated based on the actual days elapsed divided by 360 days (actual/360), including the first day but excluding the last day of each interest period.

(5)	Interest for each interest period shall be due and payable in arrears on the last day of the interest period.

Section 7

Maturity and Amortization

(1)	The Loan matures on March 31, 2009.

(2)

Each Borrower shall repay the amounts drawn under this Loan in equal quarterly installments on the last day of each interest period (starting on June 30, 2004). The amount of each repayment installment is:

(a)	for Tranche A: EUR 550,000.00

(b)	for Tranche B: EUR 700,000.00

(c)	for Tranche C: EUR 300,000.00

(3)	Any Loan Amount still outstanding on the last day of the term of the Loan shall be repaid on that day.

Section 8

Default

(1)

In the event and for the duration of any default with payments other than interest payments, the Borrowers shall pay default interest on the Loan Amount past due at the statutory rate from the due date until receipt by the Agent of the amounts past due.

(2)

If a Borrower is in default with interest payments, it shall pay a contractual penalty to the Lenders. The contractual penalty is 2% p.a. above the interest rate applicable to the interest period immediately preceding the default for the period from the due date until receipt by the Agent of the amounts past due.

(3)	The right of the Lenders to claim additional damages, as well as the provisions of § 289 sentence 2 of the German Civil Code (BGB) shall remain unaffected thereby.

Section 9

Cost Increase

(1)

If a Lender announces that a result of the introduction or amendment of any statutory or administrative regulation applicable to it, or any change in the interpretation or application thereof, or compliance with the order of any government agency (i) such Lender is required to pay a tax (with the exception, however, of taxes on the income of such Lender in the country of the Lender’s corporate domicile or at the Lender’s place of business) or is required make any other payment with respect to the Loan Amount it has disbursed to the Borrowers, or on the payments to be made to the Lender by the Borrowers, or (ii) such Lender is subject to any other sovereign act resulting in an increase in the costs of the Lender for the Loan Amount it has disbursed to the Borrowers, or a decrease in the amount of any payment that the Lender effectively receives under this Agreement, then the Lender shall promptly inform the Borrowers of such cost increase. In this case, unless compensation has already been made in accordance with Section 12 of this Agreement, the Borrowers, upon request of the Agent, shall pay to the Lender the amount required to compensate the Lender for the respective increase in costs or the reduced amounts received under the Loan with respect to the interest periods after the Agent’s request. Upon request of the Borrowers, the respective Lender shall explain in writing how and based upon what criteria the cost increase or the reduced amounts related to this Loan were determined.

(2)

As long as the circumstances set forth in paragraph (1) continue, the Borrowers have the right to prepay disbursed loan funds in full and to cancel the Loan in its entirety effective as of the end of any given interest period by providing 30 Bank Business Days’ written notice to the Agent. In this case no prepayment compensation shall become payable for Tranches A and B.

Section 10

Crediting of Payments

(1)

If a Borrower’s payment is not sufficient to satisfy all of the Lenders’ claims against such Borrower due at the time of payment, the Agent shall credit the amount received in the following order, unless otherwise provided for in this Agreement:

(a)	first, the amount shall be credited against any claims for fees, commissions, costs, and other expenses due under this Agreement,

(b)	second, the amount shall be credited against any outstanding claims for interest,

(c)	third, the amount shall be credited against any outstanding claims for repayment of the Loan Amount, and

(d)	fourth, the amount shall be credited against any other claims of the Agent, the Security Administrator, or the Lender which are due under this Agreement.

If several claims rank pari passu, the amount received by the Agent shall be credited proportionately to the amounts of the outstanding claims.

(2)

The Borrowers shall only have a right to offset counterclaims or to refuse performance based upon counterclaims with respect to any claims for payment held by the Agent or the Lenders under this Agreement, to the extent that the counterclaims are undisputed or final under an unappealable court decision.

Section 11

Security Interests

(1)	HGD shall create or cause to be created the following security interests for all of Lenders’ claims under this Agreement and under the Working Capital Loans:

(a)	creation of security interest in all current assets owned by HGD located within Germany, including the current assets being transferred to Germany [goods in transit, including claims for damages],

(b)	global assignment of all receivables of HGD,

(c)	creation of security interests in all trademark and other industrial property rights of HGD,

(d)	pledge of all shares in

  POLO EXPRESSVERSAND Gesellschaft fur
  Motorradbekleidung und Sportswear mbH, Germany,
  POLO EXPRESSVERSAND Gesellschaft fur
  Motorradbekleidung und Sportswear mbH & Co. KG, Germany,
  Hein Gericke Austria GmbH, Austria,
  Hein Gericke (UK) Limited, Great Britain
  Damen Holding B.V., Netherlands,
  Hein Gericke Nederland B.V., Netherlands,
  Hein Gericke Belgium BVBA, Belgium,
  EURO MLS, Inc., Delaware, USA,
  IFW,
(e)	personal guarantee of The Fairchild Corporation in the amount of EUR 2,500,000 (plus 20% interest and costs of the guaranteed EUR 2,500,000),

      provided that

(i)

the security interests provided for in subsections (a) through (d) above shall primarily secure the Lenders’ claims for payment under Tranche C and under the Working Capital Loans, and shall secure only secondarily the payment obligations under Tranches A and B.

(ii)

the guarantee provided for in subsection (e) shall primarily secure the Borrowers’ payment obligations under Tranches A and B, and shall secure only secondarily the payment obligations under Tranche C and the Working Capital Loans.

(2)	To secure all of the Lenders’ claims under Tranches B and C of this Agreement, Polo shall create the following security interests:

(a)

creation of security interests in all the current assets of Polo located within Germany, including the current assets that are being transferred to Germany (goods in transit, including claims for damages),

(b)	global assignment of all receivables of Polo,

(c)	creation of security interests in all trademark and other industrial property rights of Polo.

The security interests provided for in subsections (a) to (c) shall primarily secure the Lenders’ claims for payment under Tranche C, and shall secure only secondarily the claims for payment under Tranche B. For clarification: The security provided by Polo shall exclusively serve to secure the Lenders’ claims under Tranches B and C where Polo is the Borrower.

(3)     HGD shall ensure that

(a)

The Fairchild Corporation, Delaware, U.S.A., enters into an undertaking with the Lenders, in which it agrees that, if the maximum working capital set forth in section H.3.b) of the Guarantee Decision is required, it will provide the Lenders with cash cover in a form and in an amount specified by the Lenders in due time prior to the disbursement of any maximum financing (as set forth in section H.3.b of Guarantee Decision) to secure all of the Lenders’ claims under such maximum financing;

(b)

Fairchild Holding Corp., Delaware, U.S.A., provides a negative covenant in which it agrees vis-à-vis the Lenders that, until all of the Lenders’ claims under this Loan Agreement and under the Working Capital Loans are satisfied in full, it will continue to hold 100% of the shares in HGD and will not transfer such shares to any third party or dispose of them in any other manner;
  it will continue to hold 100% of the shares in EURO MLS, Inc., Delaware, USA, and will not transfer such shares to any third party or dispose of them in any other manner;
  it will ensure that EURO MLS, Inc., Delaware, U.S.A., does not pay any dividends or decide to pay such dividends, unless The Fairchild Corporation or another company of the Fairchild Group undertakes in a legally binding manner that it will at the same time contribute an equal amount to the reserves of the Borrowers or pay such an amount to the Borrowers in the form of a subordinated loan; and that it will retain its status as a holding company without its own business operations;
(c)

EURO MLS, Inc., Delaware, U.S.A., provides a negative covenant in which it agrees vis-à-vis the Lenders that, until all of the Lenders’ claims under this Loan Agreement and under the Working Capital Loans are fully satisfied, it will continue to hold 100% of the shares in IFW and will not transfer such shares to any third party or dispose of them in any other manner;
  it will ensure that IFW does not pay any dividends or decide to pay such dividends, unless The Fairchild Corporation or another company of the Fairchild Group affirms in a legally binding manner that it will at the same time contribute an equal amount to the reserves of the Borrowers or pay such an amount to the Borrowers in the form of a subordinated loan;
  it will ensure that IFW shall not to any substantial extent transfer, discontinue or modify its business fields (e.g. motorbike helmets, garments and accessories) or business as such, and that it will retain its status as a holding company without its own operational business and will acquire no additional assets;
(4)	The State of North Rhine-Westphalia has agreed to furnish a State Guarantee.

(5)

The Borrowers agree vis-à-vis the Lenders that in the event that shares in other companies are acquired in a shareholding of at least 25% of the capital, such shares shall, upon request of the Lenders, likewise be pledged to the Lenders as security. All costs incurred thereby shall be borne by the Borrowers.

Section 12

Compensation for Deductions

(1)

The Borrowers shall make all payments under this Agreement without withholding any taxes, fees or making any other deductions. If a Borrower withholds or transfers to third parties, including, without limitation, any competent tax authorities, any amounts, it shall make up for the shortfall by increasing the payment to be made to the Lenders by such an amount that the Lenders, after the withholding or transfer, have available the amount to which they would have been entitled without such withholding or transfer. Any amount later paid to the Lenders as final tax reimbursement, if any, with respect to the amounts withheld or deducted by the concerned Borrower, shall be reimbursed to the concerned Borrower (after deduction of costs).

(2)

As long as there is an obligation for a deduction to be compensated pursuant to para. (1), which does not result in a claim for reimbursement of taxes, the Borrowers are entitled to prepay all loan amounts disbursed under this Agreement in full and to cancel the loan in its entirety prematurely effective as of the end of any given interest period by providing 30 Bank Business Days’ written notice to the Agent. In this case no prepayment compensation shall become payable for Tranches A and B.

Section 13

Representations and Warranties

The Borrowers (Polo, however, limited to its own business enterprise and to the circumstances therein) hereby make the following representations and warranties:

(a)

After the Loan Amount has been disbursed in accordance with Section 5, the Borrowers’ assets, except for the security interests set forth in Section 11, will not be encumbered with liens, security interests, security assignments or other third-party security rights, except for reservations of title customary in the industry, liens and security interests based on the general terms and conditions of banks, and statutory liens as well as security for rent payments in the ordinary course of business. The Borrowers have made no payment guarantees, suretyship agreements or any similar security agreements except for (i) guarantees of Polo in favour of Bayerische Hypo- und Vereinsbank (“HVB”) to secure loans in a volume not exceeding roundabout EUR 4m given by HVB to Polo shop partners for the financing of equipment and fixtures of shops, (ii) guarantees of HGD in favour of commercial banks in a volume not exceeding EUR 2.2m securing loans given by these commercial banks to HGD shop-partners in order to finance the equipment and fixtures of these shops and (iii) security for rent payments in the ordinary course of business.

(b)	There are no circumstances which

  constitute a violation of this Agreement or grounds for termination; or
  constitute a violation of an agreement to which a Borrower is a party where such violation entitles a third party to take measures that could have a material adverse effect on the financial position of the Borrowers or the Group as a whole.
(c)

No legal actions, court proceedings, administrative proceedings, tax court proceedings or any other proceedings are pending or announced or threatened, the outcome of which could directly or indirectly have a material adverse effect on the financial position of the Borrowers or the Group as a whole.

§ 14

Requirements

(1)	The Borrowers (Polo, however, only with regard to its own business enterprise) shall provide the Agent with the following information for the Lenders:

(a)

(i) HGD’s consolidated certified auditor’s reports as well as the certified single-entity financial statements for all companies in the Group within five months of the close of the fiscal year in question (provided that the audit report must address whether the transactions between the Borrowers and the other members of the Fairchild Group have been carried out based upon fair market terms and conditions and have not resulted in any disadvantage to the Borrowers, and the amounts of the guarantees referred to in § 14 para. (3) (iv)); and (ii) HGD’s consolidated quarterly financial statements and single-entity financial statements for all companies in the Group within 60 days of the closing date for the quarter in question;

(b)	The Fairchild Corporation’s consolidated financial statement within five months of the close of the fiscal year in question;

(c)	the single-entity financial statements for Fairchild Holding Corp., EURO MLS, Inc. and IFW within five months of the close of the fiscal year in question;

(d)

a schedule of the Borrowers’ assets that are the subject of a security agreement as of March 31 and September 30 of each year, certified by the auditor of the company in question as well as corresponding uncertified schedules as of June 30 and December 31 of each year, together with written confirmation by HGD’s auditor of the observation of the key financial data pursuant to § 15 as of each closing date for the quarter, in each case within 60 days of the closing date for the quarter in question;

(e)

a quarterly evaluation of the data of HGD’s management information system, which shall include at least a monthly liquidity plan for the following 12 months, an analysis comparing the actual numbers with the projected numbers, a target profit and loss statement, as well as target balance sheet, quarterly accounts with target-performance comparison, implementation report on the progress of the restructuring (related to both HGD individually and to the Group);

(f)	all information regarding the acquisition of interests in other companies and the establishment of new companies by a member of the Group, to be provided immediately upon receipt of such information;

(g)	information regarding the termination or premature repayment request concerning any loan granted to IFW or Hein Gericke (UK) Ltd. to be provided immediately upon receipt of such information ;

(h)

information regarding any material legal proceedings or arbitration proceedings that have been initiated, announced or threatened by or against the Borrowers or another company in the Group, to be provided immediately upon receipt of such information;

(i)

an organizational chart for the Borrowers setting forth the names and a description of the professional life for the top management and the structure for the second level of management of each Borrower, to be provided immediately after execution of this Agreement and together with the submission of each consolidated accounts of HGD pursuant to para. 1 (a) (i);

(j)	submission of other information and documents relevant for this Loan at any time upon request of the Lenders.

(2)

The Borrowers shall not make any statements or commitments and shall not undertake any legally relevant actions (including the exercise of their shareholder rights) and HGD shall make sure that no other companies that have granted security interests under Section 11 hereof shall make such statements or commitments or undertake legally relevant actions as a result of which the Lenders’ security interests may be adversely affected.

(3)

The Borrowers shall make no loans, guarantees or suretyship agreements of any kind (and HGD shall ensure that other companies in the Group likewise refrain from doing so). Excepted from the foregoing are (i) security for rental payments in the ordinary course of business, (ii) customary credits granted to debtors in the ordinary course of business (including for supplies and services to other members of the group); (iii) loans to HGD; and (iv) guarantees by HGD or Polo in favour of commercial banks securing loans given to HGD or Polo Shop Partners in order to finance the equipment and fixtures of their shops, in total volume which, per financial year, shows a net increase of not more than EUR 800,000 as compared to the initial amounts mentioned in § 13 (a), but in any event must not exceed EUR 10m during the life of the loan; as well as (v) cash loans of HGD or Polo to other Group members to finance the acquisition of current assets or fixed assets in the ordinary course of business up to the limit of EUR 500,000.00 per quarter and a total of EUR 5,000,000.00 over the term of this Loan. Contributions by HGD or Polo to the registered capital stock or to the reserves of another Group member are applied against the above-referenced maximum limit (excepted from such application is the contribution of receivables of HGD against (i) Damen Holding B.V., Hein Gericke Nederland B.V. and Hein Gericke Belgium BVBA in an amount of up to EUR 9,300,000 and (ii) Allspeedex France Holding S.a.r.l. and Hein Gericke France S.a.r.l. up to EUR 1,200,000 into the reserves of the concerned debtor company provided that the contribution shall have occurred by June 30, 2004).

(4)	HGD shall ensure that shares in Group companies shall not be sold, otherwise transferred, or encumbered by any third party rights.

(5)

HGD shall ensure that none of members of the Group to any substantial extent transfers, discontinues or modifies its business fields (e.g. motorbike helmets, garments or accessories) or its business as such.

(6)	HGD shall ensure that upon request the Lenders are given an advisory board mandate (without the right to vote) at HGD.

(7)

HGD shall only undertake or promise the distribution of dividends or the payment of remuneration for management services (other than to members of its management board within the framework of their employment contracts) to the extent that this can be made from the Group’s consolidated earnings after taxes and under the condition that (i) all payments due under this Agreement were duly made, (ii) under the business plan currently in effect, which must be plausible for the Agent, all current and future payments under this Agreement will be able to be made as agreed even after such distribution or payment, and (iii) such distribution or payment will not jeopardize compliance with the key financial data as defined in Section 15 hereof. Withdrawals prior to the end of the year based on anticipated claims for earnings are generally excluded, the only exceptions being payments due under the service agreement between HGD and Mr. Klaus Esser, a copy of which is in possession of the Agent.

(8)

The Borrowers (Polo, however, only for its own business enterprise) shall ensure that three months after the execution hereof all banking transactions of Group members in Germany shall be executed by the Lenders; the only exception are local bank accounts of the individual HGD or Polo shops for conducting their local daily business which, until further notice (i.e. any request by the Agent), may be kept with local banks, if it is assured that at least after the lapse of the three months the daily balances shall be transferred to accounts kept with the Lenders.

(9)

Transactions between the Borrowers and other members of the Fairchild Group shall be undertaken exclusively based upon fair market terms and conditions and shall result in no detriment to the Borrowers.

(10)

The Borrowers shall make replacement of capital assets and/or supplementary investments in excess of EUR 2,000,000.00 per quarter for the entire Group only if the costs and financing associated therewith and the reasonableness of the debt service has been demonstrated to and approved by the Lenders.

(11)

Within two weeks of the execution hereof, the Borrowers shall enter into one or more interest rate hedging agreement(s) with SSK and/or HSBC to limit the interest rate risk with respect to at least 50% of the amounts outstanding under Tranches A and B at such time.

§ 15

Key Financial Data

(1)	HGD shall ensure that at all times during the term of the Loan HGD shall show, based both on the single-entity and consolidated financial statements, the following:

    (a)        economic equity capital of at least EUR 44,500,000.00 and

    (b)        an economic equity capital ratio of at least 25%.

The aforementioned key financial data shall be calculated in accordance with the German Commercial Code (HGB) and according to the definitions and method of calculation set forth in Schedule 6.

(2)

The Borrowers shall ensure that on every closing date for the quarter during the term of the Loan, the value of the goods and receivables transferred or assigned as security shall not be less than the following amounts:

    (a)        on the closing date for the quarter ending on September 30, 2004: EUR 40,000,000.00;

    (b)        on the closing date for the quarter ending on September 30, 2005: EUR 45,000,000.00;

    (c)        on all remaining closing dates: EUR 50,000,000.00,

provided that goods and receivables transferred or assigned as security by HGD shall account for at least 50% of the agreed amounts.

(3)	Compliance with the Key Financial Data as defined in subsections (1) and (2) shall be monitored regularly on the closing date for each quarter.

§ 16

Termination

(1)

The Agent shall have the right or, if instructed by the Majority Banks, the obligation to terminate the Loan for good cause in whole or part. The parties are in agreement that good cause for termination shall include, without limitation, the following:

(a)	a Borrower has not paid one of the Lenders an amount owed under this Agreement on the date due and has not made payment within three months from the due date;

(b)	any of the Key Financial Data defined in Section 15 hereof is not in compliance with this Agreement on the closing date for the quarter;

(c)	any of the representations and warranties set forth in Section 13 hereof was materially inaccurate at the time it was made;

(d)

any of the requirements set forth in Section 14 hereof is not observed, and to the extent that observance of the requirement in question can be achieved after the fact, is not satisfied within an additional five Bank Business Days after a corresponding written request by the Agent; this shall apply regardless of whether failure to observe the requirement has or may have an effect on the performance of the Borrowers’ payment obligations under this Agreement;

(e)	the Borrowers have breached other obligations under this Agreement, and, if this breach can be cured, have not cured the breach within ten Bank Business Days upon written demand by the Agent;

(f)

the Borrowers or a party providing security has breached its duties under the Security Agreements, and, if this breach can be cured, have not cured it within ten Bank Business Days upon written demand by the Agent;

(g)

any of the Security Agreements has been revoked or contested by any party providing security, or in some other way has been adversely impacted or jeopardized without the consent of the Lenders, or the validity of any security interest created under the Security Agreements is impaired to a not only immaterial extent;

(h)

a Borrower or another Group members is unable to meet its financial obligations, a third party files a petition for insolvency pursuant to §§ 17 through 19 of the German Insolvency Act (InsO) (unless the petition shall be withdrawn or dismissed within ten Bank Business Days), the managing directors, or other corporate directors are obligated by operation of law to file such a petition; or a court of competent jurisdiction orders a measure pursuant to § 21 of the German Insolvency Act with respect to one of the Group members or initiate insolvency proceedings against one of the Group members, or, in the case of a Group members with registered offices outside the Federal Republic of Germany, an analogous factual situation occurs (this applies to Allspeedex France Holding S.a.r.l., Hein Gericke France S.a.r.l., Hein Gericke Nederland B.V., Damen Holding B.V. and Hein Gericke Belgium BVBA only after December 31, 2004), in particular, a petition for insolvency, debt relief, debtor protection, or similar proceeding, or for appointment of a receiver, trustee, custodian or comparable administrator is filed for the affiliate in question or for (a portion of) its assets, or such an administrator is appointed by a competent court or government agency.

(i)

assets of a Group member are attached by third party for a monetary claim, the third party begins with the realization of the value of the attached asset and the attachment is not terminated within 10 Bank Business Days after the beginning of such realisation;

(j)	the net worth, earnings position, or liquidity of HGD, Polo or the Group deteriorates substantially, seriously jeopardizing the payment of interest on the Loan or the repayment of the Loan Amount;

(k)	Fairchild Holding Corp. or EURO MLS Inc. is in breach of its negative covenant pursuant to § 11 para (3) (b) or (c).

(2)	The Borrowers shall immediately advise that Agent in writing of the existence of one of the circumstances referenced in Paragraph (1).

(3)

In the event that this Agreement is terminated early, the Borrowers shall be obligated to repay the disbursed Loan Amount and all other amounts owed to the Lenders under the provisions of this Agreement, in each case within five Bank Business Days after receipt of notice of termination, and shall indemnify the Lenders for all damages incurred as a result of early termination. The Lenders shall have the right to realize the values of the security furnished pursuant to this Agreement according to the provisions of the Security Agreements. Upon written request of a Borrower to be received by the Agent no later than on the 2nd day after the day of termination notice the Lenders shall benevolently consider an extension of the payment period mentioned in sentence 1 with respect to such Borrower’s payment obligations in case of - according to the reasonable discretion of the Lenders - such Borrower’s sufficient creditworthiness. If the Lenders do not consent to the extension, the delay of payment mentioned in sentence 1 commences for the concerned Borrower vis-à-vis the respective Lender on the day of the receipt of notice of the extension refusal.

Section 17

The Agent and the Lenders

(1)

The Lenders hereby authorize the Agent to perform all legal acts provided for in this Agreement or the Security Agreements (hereinafter collectively the “Financing Agreements”). The Agent shall have no obligations to the Lenders other than those expressly assumed under the Financing Agreements. The Agent shall not be subject to the limitations provided for in § 181 of the German Civil Code (BGB).

(2)

The Agent assumes no liability to the Lenders for the legal effect, validity, or enforceability of the Financing Agreements, for the correctness of any confirmations and representations made by the Borrowers in connection with this Agreement, for the correctness, completeness, or suitability of any documents or other notices provided by HGD to the Agent or the Lenders in accordance with this Agreement, or for the creditworthiness of the Borrowers.

The Agent furthermore shall not be liable to the Lenders for any actions or omissions of its employees, officers or directors, except in cases of gross negligence or willful misconduct.

Each Lender represents to the Agent and the other Lenders that it has independently reviewed the Financing Agreements, has independently made the decision to extend credit to the Borrowers, and shall remain responsible for the review of its credit decision. Except as expressly provided otherwise herein, the Agent shall have no obligation to provide the Lenders with credit information about the Borrowers during the term of this Agreement or during the performance of the Loan, unless the Agent has received information in accordance with this Agreement. The Agent is authorized, without limitation, to accept deposits from the Borrowers, to grant loans to the Borrowers, and to execute any other banking transactions with the Borrowers.

(3)

The Lenders shall, in proportion to their respective shares in outstanding loan amounts or, if no loan amount is outstanding, in the Loan Commitment, indemnify the Agent for all costs, expenses (with the exception of customary administrative costs), and damages incurred by the Agent in the exercise of its rights or in the performance of its obligations under the Financing Agreements (to the extent that such expenses or damages are not reimbursed by the Borrowers), unless the Agent has failed to exercise the same care in the exercise of such rights or in the performance of such obligations as the Agent ordinarily exercises in its own affairs. Any claims of the Lenders against the Borrowers shall remain unaffected thereby.

(4)

The Agent shall have the right, in relation to the Lenders, not to exercise rights or not to perform tasks assigned to the Agent under this Agreement or necessarily associated with such rights or tasks, if the Agent receives no instructions from the Lenders or the Majority Banks as to whether and how to exercise or perform such rights or tasks. Unless otherwise provided herein, the Agent shall comply with all instructions issued by the Majority Banks, which shall be binding upon all Lenders. If instructed by the Majority Banks, the Agent shall refrain from exercising rights or performing tasks assigned to the Agent under this Agreement.

The Agent shall have no obligation to comply with instructions of the Lenders or the Majority Banks to commence legal actions, unless and until the Agent has been provided to its satisfaction with indemnity for all costs and expenses (including court costs and attorneys’ fees) which may be incurred by the Agent in connection with such legal actions. The Agent shall file no legal actions in the name of any Lender without the consent of such Lender.

(5)

In the exercise and performance of its rights and obligations under this Agreement, the Agent shall exercise the same care vis-à-vis the Lenders as the Agent ordinarily exercises its own affairs. The Agent shall, in relation to the Lenders, have the right to rely upon any notice believed to be authentic by the Agent and believed by the Agent to originate from the person designated as the signatory of such notice. The Agent may obtain any opinions and information from attorneys, accountants, and other professional advisers deemed necessary or appropriate by the Agent, and the Agent may rely upon such opinions and information.

(6)

The Agent shall promptly confirm to the Lenders the receipt of all documents and provide Lenders with copies of all documents received in its capacity as agent of the Lenders from the Borrowers under this Agreement, and, in addition, shall promptly notify the Lenders of the contents of any other notices addressed to Agent in its capacity as agent of the Lenders (with the exception of purely administrative notices which do not affect any rights or obligations of the Lenders).

Moreover, the Agent shall promptly forward to the Borrowers any notices or inquiries made by the Lenders under this Agreement.

(7)

The Agent shall notify the Lenders of any grounds for termination of this Agreement, if and as soon as the Lenders or the Borrowers inform the Agent of such grounds in its capacity as agent, or the Agent gains actual knowledge of such grounds.

Section 18

Payments through the Agent

(1)

Each Lender shall, on the disbursement date, transfer its share of any Drawdown to the account designated by the Agent. The Agent shall then disburse the appropriate amounts to the Borrowers in accordance with Section 5 (3) and (4) hereof as agent of the Lenders. Each Lender shall transfer its share of any Drawdown in a timely manner to the account designated by the Agent (or shall arrange for the transmission of unconditional transfer instructions), so as to allow the Agent to dispose of the funds as contemplated herein and to notify the Lenders of disbursement of the funds no later than 11 a.m. on the disbursement date. The Agent is authorized to disburse the full drawdown amount on the drawdown date. If the drawdown share of any Lender is not made available to the Agent in a timely manner, the Agent may cover such share at the cost of such Lender by procuring interim financing based upon fair market terms and conditions. If the Agent determines on the next Bank Business Day following the date of disbursement that the relevant amount still has not been received from the Lender, the Agent may demand repayment of such amount from the Borrowers, including all interim financing costs incurred by the Agent. The rights of the Borrowers against the relevant Lender shall remain unaffected thereby.

(2)

The Borrowers shall make all payments under this Agreement to the Agent. Unless special provisions in this Agreement provide for payment to a particular Lender or the Agent, the Agent shall forward to the Lenders promptly upon receipt, and in proportion to their respective shares, all payments of interest or principal made by the Borrowers, as well as any other amounts due and payable by the Borrowers to the Lenders under this Agreement. The Agent shall transfer the appropriate amounts, at the risk and costs of each Lender, to an account to be designated to the Agent in a timely manner by each Lender. Each Lender hereby agrees that if such amounts are transferred before they have been received by the Agent from the Borrowers, it shall repay such amounts, including any costs incurred by the Agent in connection therewith (refinancing costs, overdraft charges, etc.), to the Agent promptly upon request, if and to the extent that a Borrower fails to make payment or a payment credit is subsequently revoked. The Agent shall have no obligation to transfer any amounts to the Lenders until the Agent has been able to verify that such amounts have actually been paid to the Agent by the Borrowers. The rights of the Lenders against the Borrowers shall remain unaffected thereby.

(3)

If any Lender receives, by way of offset, court judgment, or in any other manner, a payment which, relative to its share in the Drawdowns, is greater than the payments received by the other Lenders and if such payment was not specifically intended for such Lender under the terms of this Agreement, such Lender shall promptly notify the Agent thereof and make compensation payments to the Agent, so as to ensure that all Lenders receive the same amounts in proportion to their respective shares in the applicable Drawdowns. If it is subsequently determined that an amount shared by a Lender with the other Lenders to compensate the other Lenders must be repaid to the Borrowers in whole or part, each Lender that has received a share of compensation payments shall be liable to the Lender required to repay the Borrowers for its share of such compensation payment (including any accrued interest).

Compensation payments as defined in sentence 1 of subsection 3 above shall also be made in the event that a Lender receives a greater payment as a result of any court proceedings, provided however that no compensation payments shall be due to Lenders that had an opportunity to become parties to such proceedings or to initiate equivalent proceedings, but failed to do so.

Section 19

Administration of Security Interests

(1)     Holding and administration of security interests

(a)

The Security Administrator shall administrate the security interests to be created in accordance with section 11 hereof as trustee for the other Lenders. The Security Administrator shall administrate and enforce accessory rights (pledges, guarantees) in the name and on behalf of the other Lenders.

(b)

The Security Administrator shall transmit to the other Lenders upon demand for independent review copies of all agreements pertaining to the security interests held by the Security Administrator. The other Lenders shall promptly notify the Security Administrator of any objections thereto, whereupon the matter shall be settled by mutual agreement of the Lenders.

(c)

The Lenders hereby authorize the Security Administrator to make and receive in their names all statements and acts necessary for the creation, administration, and enforcement of security interests, and to take all other necessary or appropriate actions. The Security Administrator shall not be subject to the limitations provided for in § 181 of the German Civil Code (BGB) with respect to any actions taken by the Security Administrator based upon this Agreement.

(d)	The release of security interests, in whole or part, shall be subject to the consent of all Lenders.

(e)

The Security Administrator shall not transfer the administration of security interests to any other administrator except with the consent of the other Lenders. Any other administrator likewise shall not be subject of limitations provided for in § 181 of the German Civil Code (BGB).

(f)

In the event that security interests are held by a Lender other than the Security Administrator, the foregoing provisions shall apply mutatis mutandis. Moreover, the Security Administrator shall have the right, without any obligation, to exercise in its own name all control and administration rights provided for in the Security Agreements.

(2)     Enforcement of security interests

(a)

The security interests to be created in accordance with section 11 hereof shall be enforced exclusively by the Security Administrator in accordance with the provisions of the Security Agreements; accessory security interests shall be enforced in the name and for the account of the Lenders, whereas non-accessory security interests shall be enforced in the name of the Security Administrator, but for the account of all Lenders.

(b)

Prior to enforcement of any security interests to be created in accordance with section 11 (1) and (2) hereof, SSK and HSBC shall effect the balance settlement provided for in section H.3.c. of the Guarantee Decision by debiting to HGD’s loan accounts for Working Capital Loans maintained with SSK and HBSC, respectively, the difference between the amount of EUR 5,000,000.00 and the amount of Working Capital Loans disbursed to HGD and outstanding at the relevant time, and by crediting such amount through the Agent to HGD’s loan account maintained in accordance with this Agreement, for the purpose of repaying Tranche A and, following full repayment of Tranche A, by crediting such amount to Polo’s loan account maintained in accordance with this Agreement, for the purpose of repaying Tranche B. HGD hereby consents to the availment of the Working Capital Credit Lines in accordance with the foregoing sentence; such availment shall require no additional acts by HGD.

(c)

The Lenders shall decide by mutual agreement whether and when to enforce security interests. The Security Administrator shall initiate steps for the enforcement of security interests if expressly instructed to do so by the Majority Banks. In urgent cases, the Security Administrator shall decide upon the enforcement of security interests at its reasonable discretion; in such cases, the Security Administrator shall promptly notify the other Lenders of all enforcement measures taken by the Security Administrator.

(d)	The Security Administrator and the Lenders shall comply with the enforcement conditions set forth in each of the Security Agreements.

(3)     Distribution of enforcement proceeds

(a)	All proceeds from the enforcement of security interests shall, subject to the order of priority provided for in section 11 hereof, be distributed in the following order:

(i)	proceeds shall first be used to pay the costs and any taxes and other expenses incurred in connection with the administration and enforcement of the concerned security interests by the Security Administrator, as well as to satisfy the Security Administrator’s claims for compensation;

(ii)	any remaining proceeds shall be used in the order or priority provided for in section 10 (1) of this Agreement.

(b)

If the amount of a claim to be covered with proceeds from the enforcement of security interests has not been determined at the time the proceeds are distributed, such claim shall initially be disregarded for purposes of determining the distribution ratio. Only when the final amount of such claim has been determined, shall a final determination be made with respect to the distribution ratio. In the event that such final determination results in any changes of the enforcement proceeds due and payable to each of the parties to this Agreement, the resulting differences shall, even if proceeds have already been paid, be settled among the parties.

(c)	The Lenders may change the aforementioned distribution allocation at any time by mutual agreement.

(d)

Any remaining proceeds that are no longer needed shall be disbursed to the concerned Borrower or the relevant third party furnishing security, unless the Lenders are required to transfer such proceeds to a third party that has satisfied claims of one or several of the Lenders (e.g., a guarantor).

(4) Reporting

(a)

The Security Administrator shall report to the other Lenders on the status of the Loan at its reasonable discretion. The Lenders shall make available to the Security Administrator all information necessary for such purpose.

(b)	Each Lender shall notify the other Lenders if such Lender gains knowledge of any circumstances that may seriously jeopardize repayment of the Loan.

Section 20

Commissions and Fees

(1)

The Borrowers agree to pay to SSK, the Agent, and the Security Administrator on the agreed dates the commissions and lump sum costs mentioned in the letters signed by the aforementioned parties on the date of this Agreement.

(2)

The Borrowers further agree to pay to the Lenders during the Drawdown Period an availability commission in the amount of 0.75% per annum for any portion of tranche A, B and C that is not drawn or canceled. The availability commission shall be due in arrears on the last day of the Drawdown Period.

Section 21

Assignment and Assumption of Contract

(1)	The Borrowers shall have no right to assign their rights and obligations arising from this Agreement to any third parties in whole or in part.

(2)

The Lenders shall have the right to assign or transfer their rights and obligations arising from this Agreement to another financial services provider in whole or in part after May 28, 2004, unless such assignment/transfer would result in costs or expenses for the Borrowers or would require the Borrowers to pay any other additional amounts in accordance with the provisions of this Agreement which would not be due, or would not be due in the same amount, absent such assignment/transfer.

(3)

Any assignment of rights and obligations arising from this Agreement by a Lender to another financial services provider shall require a duly signed agreement for assumption of contract as shown in Schedule 7 hereto. The assignment shall become effective upon acceptance by the Agent, which shall act in the name of all the remaining parties. The Agent shall inform the other Lenders and the Borrower of each transfer pursuant to this para. 3.

(4)	Each Lender shall have the right to disclose information about the Lenders, the Group, and/or the Financing Agreements

(a)	to any third party to whom such Lender intends to assign or transfer any rights or obligations arising from this Agreement;

(b)	to any third party to whom such Lender intends to grant any right to participate in this Agreement, whatever the form of such right;

    (c)        to any advisers that are subject to a duty of confidentiality,

and insofar, the Borrowers hereby release the Lenders from the duty of banking secrecy and all other duties of confidentiality, in cases (a) and (b) above, however, only subject to the requirement that the concerned third party shall have entered into a confidentiality undertaking.

Section 22

Notices

All notices related to this Agreement shall be made in writing, and shall be hand-delivered or transmitted by mail or telecopier to the addresses designated below or to such other addresses as may from time to time be designated by the parties in writing after the execution hereof:

HGD:

Hein Gericke Deutschland GmbH
attn. Mr. John Flynn
Reisholzer Werftstraße 19
40589 Düsseldorf

Tel.: 0211-9898 755
Fax: 0211-9898 603

with a copy to:

The Fairchild Corporation
Attn.: Mr. Donald Miller

1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
USA
Tel.: 001-703-478 5800
Fax: 001-703-478 5767

for Polo:

POLO EXPRESSVERSAND

Gesellschaft für Motorradbekleidung und Sportswear m.b.H. & Co. KG
attn. Mr. John Flynn
Reisholzer Werftstraße 76
40589 Düsseldorf
Tel.: 0211-9796 860
Fax: 0211-9796 869

with a copy to:

The Fairchild Corporation
Attn.: Mr. Donald Miller
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
USA
Tel.: 001-703-478 5800
Fax: 001-703-478 5767

for SSK:

Stadtsparkasse Düsseldorf
attn. Mr. Thorsten Zahlmann
Berliner Allee 33
40212 Düsseldorf
Tel.: 0211-878 5863
Fax: 0211-878 5890

for HSBC:

HSBC Trinkaus & Burkhardt KGaA
attn. Mr. Martin Vetter-Diez
Königsallee 21-23
40212 Düsseldorf
Tel.: 0211-910 62
Fax: 0211-910 25 35.

Section 23

Confirmation in accordance with § 8 of the German Money Laundering Act

Each of the Borrowers hereby confirms to the Lenders that it shall avail itself of loans under this Agreement exclusively for its own account, and that each Borrower shall be the economic beneficiary within the meaning of § 8 of the German Money Laundering Act (Geldwäschegesetz) for all loan amounts drawn by such Borrower under this Agreement.

Section 24

Final Provisions

(1)

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany. The non-exclusive place of jurisdiction for any disputes arising from or in connection with this Agreement shall be Düsseldorf, Germany.

(2)

The provisions set forth in sections 3.1 through 3.13 of the “General Terms and Conditions for Loan Agreements” (Appendix 1 to the NRW Guarantee Guidelines) as last revised on February 14, 1990 shall apply directly between the Borrowers and the Lenders, and shall prevail in cases of doubt or any conflicts with other contract provisions.

(3)	The provisions of this Agreement shall be supplemented as between and among all parties to this Agreement by the general terms and conditions of SSK, which are attached hereto as Schedule 8.

(4)

Subject to the provisions of the following sentences, the Agent shall, with the prior consent of the Majority Banks, have the right to waive any rights of the Lenders or the Agent under this Agreement, or to agree upon modifications to this Agreement with the Borrowers. Waivers or modifications shall be subject to the consent of all Lenders, if (i) they result in any increase of the Loan Amount or a reduction of the payments of principal, interest, or commissions due from the Borrowers, (ii) they involve the deferment or postponement of payment due dates for any amounts payable by the Borrowers, or any extension of the Drawdown Period, (iii) they relate to any provision which expressly requires the consent of all Lenders or expressly provides for rights of any individual Lender, and they effectively cancel such consent requirement or individual rights, (iv) they result in any substantial modification of the Security Agreements or in the release of any security interests, or (v) they relate to the definition of “Majority Banks” or the provisions in sections 2, 3, 4 (d) and (n), 5 (1), or 24 (4) of this Agreement.

Any waivers of rights of the Agent or modifications affecting the rights and obligations of the Agent shall be subject to the consent of the Agent.

Any modifications or amendments of this Agreement, including any modification of this provision, shall be invalid unless executed in writing.

(5)

If any provision of this Agreement is invalid or impracticable in whole or part, the validity of the remaining provisions of this Agreement shall remain unaffected thereby. The same applies, if in this Agreement there appears a gap requiring to be dealt with. Any invalid or impracticable provision shall be replaced and any gap shall be filled by such lawful and reasonable provision as most closely reflects the parties’ intent and purpose, if they had considered the issue.

(6)

Any (even if only temporary or partial) failure of the Agent or the Lenders to exercise any rights under this Agreement, including, without limitation, termination rights, shall not be deemed a waiver of such rights and shall not prevent the Agent or the Lenders to exercise such rights in the future.

(7)	The schedules referenced herein are hereby incorporated as parts into this Agreement.

Düsseldorf, April 21, 2004

Hein Gericke Deutschland GmbH

_________________

POLO EXPRESSVERSAND

Gesellschaft für Motorradbekleidung
und Sportswear m.b.H. & Co. KG

_________________

Stadtsparkasse Düsseldorf

_________________

HSBC Trinkaus & Burkhardt KGaA

_________________

Schedule 1

The Lenders and Their Respective Loan Commitments

Lender	Tranche A	Tranche B	Tranche C
Stadtsparkasse Dusseldorf	(euro)5,500,000.00	(euro)7,000,000.00	(euro)6,000,000.00
HSBC Trinkaus & Burkhardt KGaA	(euro)5,500,000.00	(euro)7,000,000.00	0.00

Schedule 2

        Draft of the Guarantee Commitment of the State of North Rhine-Westphalia

Schedule 3

Guarantee Guidelines of the State of North Rhine-Westphalia

Schedule 4

Drawdown Notice

Stadtsparkasse Düsseldorf
Attention [*]

Berliner Allee 33
40212 Düsseldorf

[Date]

Dear Ladies and Gentlemen:

In accordance with Section 5 (2) of the Loan Agreement dated April 19, 2004 between Hein Gericke Deutschland GmbH and POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. KG as Borrowers and Stadtsparkasse Düsseldorf and HSBC Trinkhaus & Burkhardt KGaA as Lenders regarding a loan for a total maximum amount of EUR 31,000,000.00 (“Loan Agreement”), we hereby wish to avail ourselves of the following loan amount:

Disbursement date:

Tranche:

Amount of drawdown:

Disbursement instructions1:

Account No.:

Bank: Stadtsparkasse Düsseldorf

(1)For drawdowns under Tranches B and C, Polo is to be designated as the recipient for immediate transfer to HGD, and for drawdowns under Tranche A, the Sellers under the Purchase Agreements are to be designated as the recipient.

We hereby confirm that to our best knowledge and belief

(a)	all representations and warranties in accordance with Section 13 of the Loan Agreement are still correct,

(b)	there is no violation of the requirements set forth in Section 14 of the Loan Agreement, and

(c)	there is no cause for termination in accordance with Section 16 of the Loan Agreement.

This drawdown notice is irrevocable.

Sincerely,

_________________

[Borrowers]

Schedule 5

Overview of Total Financing

for Acquisition of Assets under the Purchase Agreements

Financing Requirements	in million(euro)
Purchase price of Eurobike assets and Polo shares
- to Insolvency Administrator	59.0
- to Mr. Esser (12.5% of Polo shares, 01/02/2004)	15.0

74.0
Required working capital/increase in inventories	21.0
Fees and costs	1.5
Total	96.5
Financing	in million(euro)
Internal funds, capital stock and equity	32.5
Internal funds, shareholder loans	14.5
Hein Gericke loan (with state guarantee to the banks)	11.0
Polo and Hein Gericke loan (with state guarantee to the banks)	14.0
Loan (without state guarantee to the banks)	6.0
Credit line (without state guarantee to the banks)	10.0
Other/bridge financing	8.5
Total	96.5

Schedule 6

Definition of economic equity capital:

        Registered share capital (GmbH, AG)/Limited partnership capital (KG)
+ Capital reserves
+ Earnings reserves
+ Profit carried forward — Loss carried forward
+ Net income for
the year
— Net loss for the year
— Amounts scheduled for distribution
+ 50% of special account with reserve characteristics
— Pension obligations not reported as liabilities
+ Silent partnership Interests with loan continuation declaration and subordination
+ Shareholder loans with loan continuation declaration and subordination
— Outstanding contributions (*)
— Claims against and/or loans to shareholders / affiliated companies / associated companies (*), except loans for goods
— Treasury stock (*)
— Expenses for startup and expansion of business operations (*)
— Deferred taxation (*)
— Discount (*)
— Special lease payments (*)
— Capitalized goodwill (*), see also (**)
= Business equity

(*)= Adjustment item

(**)     Note on capitalized goodwill
Exception: the goodwill arising from the transactions cited in the preamble is not deducted as an adjustment item for purposes of determining the economic equity ratio and economic equity capital.

Determination of the economic equity ratio:

        Economic equity capital x 100

         ____________________________ = economic equity ratio

        Total assets — adjustment items (*)

Schedule 7

Agreement for Assumption of Contract

Stadtsparkasse Düsseldorf
Attn: [*]

Berliner Allee 33
40212 Düsseldorf

RE:	Loan Agreement dated April 21, 2004 between Hein Gericke Deutschland GmbH and POLO EXPRESSVERSAND Gesellschaft für Motorradbekleidung und Sportswear mbH & Co. KG as Borrowers and Stadtsparkasse Düsseldorf and HSBC Trinkhaus & Burkhardt KGaA as Lenders regarding a loan for a total maximum amount of EUR 31,000,000.00 (“Loan Agreement).

1.	The terms defined in the Loan Agreement shall have the same meaning in this Agreement. The terms “Transferor Bank” and “Transferee Bank” are defined in the Appendix to this Agreement.

2.

The Transferor Bank (i) confirms that the Transferor Bank’s participation as set forth below completely and accurately describes the current participation under the Loan Agreement and (ii) hereby sells and transfers to the Transferee Bank by way of this Agreement for Assumption of Contract the share in the loan receivable defined in the Appendix, including all rights and obligations associated therewith. The Transferee Bank shall accept the transfer by countersigning this Agreement for Assumption of Contract and forwarding it to the Agent at the address designated in the Agreement.

3.	The transfer shall become effective on the date set forth in the Appendix in accordance with the provisions of the Loan Agreement and the Account Pledge Agreement.

4.

The Transferee Bank hereby confirms that it has received a copy of this Loan Agreement, as well as copies of all Security Agreements and all other information requested by it in connection with this transaction. The Transferee Bank affirms that it has reviewed or will review independently the creditworthiness of the Borrowers, the Loan Agreement, the Security Agreements as well as all other documents provided now or in the future, particularly for completeness, enforceability and accuracy. The Transferor Bank shall be liable only with respect to the confirmation made in Section 2 (i) of this Agreement.

5.	On the effective date of the transfer, the Transferee Bank shall succeed to all rights and obligations of a Lender within the meaning of the Loan Agreement and the Security Agreements.

6.	This Agreement for Assumption of Contract and the rights and obligations of the parties shall be governed by the laws of the Federal Republic of Germany.

Appendix to Schedule 7

— Transferor Bank:

— Transferee Bank:

— Effective date:

— Outstanding drawdowns:

— Share of Transferor Bank:

— Transferred portion:

[Transferor Bank]	[Transferee Bank]
Date:	Date:

Mailing address of Transferee Bank

Address:

Attn:

Account information:

Telephone:

Fax:

Schedule 8

General Terms and Conditions of Stadtsparkasse Düsseldorf